Merrill Lynch U.S. Treasury Money Fund
File Number: 811-6211
CIK Number: 869663
For the Period Ending: 11/30/2007

Pursuant to Exemptive Order Release No. IC-18748 dated June 2, 1992, the following schedule enumerates the transactions with Merrill Lynch U.S. Treasury Money Fund, for the year ended November 30, 2007.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

06/22/2007	$17,944	United States Treasury	4.98%	07/19/2007